         Lazard Freres & Co.
        One Rockefeller Plaza
        New York, N.Y. 10020
                ----
      Telephone (212) 632-6000                                          New York
      Facsimile (212) 632-6060

                                          October 28, 1994

Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, TX 76102-5384

      RE:     REGISTRATION STATEMENT ON FORM S-4 CONTAINING THE
              SUPPLEMENTAL JOINT PROXY STATEMENT/PROSPECTUS OF
              BURLINGTON NORTHERN INC. AND SANTA FE PACIFIC
              CORPORATION

Gentlemen and Madame:

  Attached is our opinion letter dated October 28, 1994 with respect to the proposed merger of Burlington Northern Inc. and Sante Fe Pacific Corporation.

  The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of Burlington Northern Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part of any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Recent Developments" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Lazard Freres & Co.

                                          LAZARD FRERES & CO.